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                                                                  EXHIBIT 12 (b)

                              METRIS COMPANIES INC.
   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                           2003         2002         2001        2000        1999
                                                                         ---------    ---------    ---------   ---------   ---------
Earnings: (1)
      (Loss) earnings before income taxes, and cumulative
      effect of accounting change                                       ($ 217,265)    $    283    $ 287,915   $ 303,723   $ 261,982
      Fixed charges                                                         83,152      111,446      173,553     139,029      59,547
                                                                        ----------    ---------    ---------   ---------   ---------
Earnings, for computation purposes                                        (134,113)     111,729      461,468     442,752     321,529
                                                                        ==========    =========    =========   =========   =========

Preferred dividend requirement                                           $  40,086     $ 38,009    $  34,770   $  31,622   $  24,586
Ratio of earnings before tax expense to income before
       extraordinary items and cumulative effect of accounting changes        1.47         1.00         1.65        1.63        1.93
                                                                        ----------    ---------    ---------   ---------   ---------
Preferred dividends (2)                                                  $  58,949     $ 38,009    $  57,471   $  51,502   $  47,372

Fixed Charges: (1)
      Interest on indebtedness, and
        amortization of debt expense                                        74,422      103,516      166,280     133,006      55,841
      Interest factor of rental expense                                      8,730        7,930        7,274       6,023       3,706
                                                                        ----------    ---------    ---------   ---------   ---------
Total Fixed Charges                                                         83,152      111,446      173,554     139,029      59,547
                                                                        ----------    ---------    ---------   ---------   ---------
      Total fixed charges and preferred dividends                          142,101      149,455      231,025     190,531     106,919
                                                                        ==========    =========    =========   =========   =========

Ratio of (loss) earnings to fixed charges and preferred dividends            (0.94)        0.75         2.00        2.32        3.01

      Deficiency                                                          $276,215    $  37,726           --          --          --

(1)   As defined in Item 503(d) of Regulation S-K.

(2) Preferred dividends represent the pretax earnings that would have been required to cover such dividend requirement.